Exhibit 99.1




                             FFW CORP PRESS RELEASE

FOR MORE INFORMATION                                 FOR IMMEDIATE RELEASE
Contact:  Tim Sheppard, Treasurer                    Date: July 23, 2003
          at 260-563-3185 x228

                    FFW CORPORATION ANNOUNCES RECORD EARNINGS
                     FOR THE FISCAL YEAR ENDED JUNE 30, 2003

     WABASH, INDIANA - - FFW Corporation (NASDAQ: FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced operating results for the fourth fiscal quarter of 2003 and year ended June 30, 2003. Net income for the quarter ended June 30, 2003, was $581,000, a 3.0% increase from the $564,000 reported for the quarter ended June 30, 2002. Diluted net income per share for the fourth fiscal quarter of 2003 amounted to $0.43, up 4.9% from the $0.41 reported in the fourth fiscal quarter of 2002. Net income and diluted net income per share for the twelve months ended June 30, 2003 were $2,358,000 and $1.73, up 15.1% and 17.7%, compared to $2,048,000 and $1.47 at June 30, 2002.

     The fiscal 2003's fourth quarter and year to date earnings represent a return on average shareholders' equity of 9.73% and 10.08% compared to 10.31% and 9.24% for the periods ended June 30, 2002. Return on average total assets for the three and twelve-month periods ended June 30, 2003 were 0.98% and 1.00% compared to 0.96% and 0.88% for the periods ended June 30, 2002.

     The allowance for loan losses as a percentage of net loans receivable was 2.01% at June 30, 2003 compared to 2.09% at March 31, 2003 and 1.66% at June 30, 2002. Nonperforming assets at June 30, 2003 were $2.7 million compared to $3.0 million at March 31, 2003 and $2.1 million at June 30, 2002.

     As of June 30, 2003, FFWC's equity-to-assets ratio was 9.87% compared to 9.45% at June 30, 2002. Shareholders' equity was $24.0 million compared to $22.4 million at June 30, 2002. Total assets at June 30, 2003 were $243.0 million compared to $237.8 million at 2002 fiscal year end. Total deposits at June 30, 2003 were up $4.8 million over June 30, 2002 while total FHLB borrowings decreased by $2.3 million.

     First Federal Savings Bank is a wholly owned  subsidiary of FFW Corporation providing retail and small business  financial  services through its main office in Wabash and three banking centers located in North Manchester,  South Whitley, and  Syracuse,  Indiana.  Investment  services  including the purchase of stock, mutual funds and insurance  products are offered through an affiliated  company,
FirstFed  Financial Inc. The  corporation's  stock is traded on NASDAQ under the symbol "FFWC" and our website address is www.ffsbwabash.com.
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FFW Corporation                                                                                  July 23, 2003

                                                                                            Unaudited
Selected balance sheet data:                                                                6/30/2003      6/30/2002
                                                                                            ---------      ---------
                                                                                                 (In Thousands)

Total assets                                                                                 $243,001       $237,828
Loans receivable                                                                              131,319        144,219
Allowance for loan loss                                                                         2,592          2,361
Securities available for sale                                                                  89,637         76,345
Deposits                                                                                      163,446        158,661
Borrowings                                                                                     52,038         54,363
Stockholders' equity                                                                           23,996         22,409
Nonperforming assets*                                                                           2,742          2,131
Repossessed assets                                                                                126            188

                                                                     Unaudited                     Unaudited
                                                                 Three Months Ended          Twelve Months Ended
Selected Operating Data:                                      6/30/2003      6/30/2002      6/30/2003      6/30/2002
                                                              ---------      ---------      ---------      ---------
                                                                   (In Thousands)                (In Thousands)
Total interest income                                            $3,234         $3,839        $13,964        $16,022
Total interest expense                                            1,685          2,222          7,356          9,452
                                                                 ------         ------        -------        -------
     Net interest income                                          1,549          1,617          6,608          6,570
Provision for loan losses                                           350            375          1,440          1,355
                                                                 ------         ------        -------        -------
     Net interest income after provision for loan losses          1,199          1,242          5,168          5,215
Net gain (loss) on sales of loans                                   184            370            698            715
Net gain (loss) on sales of securities                                0            132             26            229
Other non-interest income                                           485            340          1,763          1,361
Other non-interest expenses                                       1,216          1,379          4,784          4,804
                                                                 ------         ------        -------        -------
     Income before income taxes                                     652            705          2,871          2,716
Income tax expense                                                   71            141            513            668
                                                                 ------         ------        -------        -------
     Net income                                                  $  581         $  564        $ 2,358        $ 2,048
                                                                 ======         ======        =======        =======

Earnings per common & common equivalent shares
Primary                                                           $0.44          $0.41          $1.76          $1.48
Fully diluted                                                     $0.43          $0.41          $1.73          $1.47
Dividend paid per share                                           $0.15          $0.14          $0.60          $0.56
Average shares outstanding                                    1,321,360      1,372,592      1,343,441      1,384,704
Shares outstanding end of period                              1,311,800      1,367,375      1,311,800      1,367,375

Supplemental data:
Net interest margin **                                            2.82%          3.00%          2.98%          2.96%
Return on average assets ***                                      0.98%          0.96%          1.00%          0.88%
Return on average equity ***                                      9.73%         10.31%         10.08%          9.24%


* Includes non-accruing loans, accruing loans delinquent more than 90 days and foreclosed assets
** Yields reflected have not been computed on a tax equivalent basis
*** Annualized

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